Exhibit 99.2(H)

DISTRIBUTION AGREEMENT

AGREEMENT made as of the 1st day of March, 2018, by and between the American Beacon Sound Point Enhanced Income Fund and the American Beacon Apollo Total Return Fund, each with a principal office and place of business at 220 E. Las Colinas Blvd., Suite 1200, Irving, Texas 75039 (together, the “Client”), and Resolute Investment Distributors, Inc., a Delaware corporation with its principal office and place of business at 220 E. Las Colinas Blvd., Suite 1200, Irving, Texas 75039 (“Resolute”).

WHEREAS, the American Beacon Sound Point Enhanced Income Fund and the American Beacon Apollo Total Return Fund are registered under the 1940 Act (as defined below) as closed-end, non-diversified management investment companies that issue or intend to issue shares of beneficial interest (collectively, the “Shares”), in separate funds and classes registered under the Securities Act (as defined below);

WHEREAS, the Client offers Shares in the funds as listed in Schedule 1 hereto (the funds, together with all other funds subsequently established by the Client and made subject to this Agreement in accordance with Section 7.5 of this Agreement being herein referred to as a “Fund,” and collectively as the “Funds”) and the Client intends to offer shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Client in a Fund in accordance with Section 7.7 of this Agreement being herein referred to as a “Class,” and collectively as the “Classes”);

WHEREAS, Resolute is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of FINRA (as defined below);

WHEREAS, the Client desires that Resolute offer, as distributor, the Shares of each Fund and Class thereof to the public and Resolute is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Resolute hereby agree as follows:

SECTION 1.  DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1        Frequently Used Defined Terms.  As used in this Agreement, the following terms have the following meanings:

(a)	“1940 Act” means the Investment Company Act of 1940, as amended.

(b)	“Adviser” means American Beacon Advisors, Inc., the adviser to each of the Funds listed in Schedule 1 hereto.

(c)
“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

(d)	“Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

(e)	“Authorized Person(s)” means the persons described or listed on Schedule 2 hereto.

(f)	“Conduct Rule” means the Conduct Rules of FINRA.

(g)	“Class” and “Classes” have the meaning set forth in the preamble to this Agreement.

(h)
“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Client shall include any Funds or Classes thereof.

(i)	“Effective Date” means the date first set forth above.

(j)
“Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity under its Organizational Documents (for example, if the entity is a corporation, its board of directors).

(k)	“FINRA” means the Financial Industry Regulatory Authority.

(l)	“Fund” and “Funds” have the meaning set forth in the preamble to this Agreement.

(m)
“Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Resolute (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

(n)	“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof including without limitation the Conduct Rules of FINRA.

(o)	“Organizational Documents” means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

(p)	“Parties” means the Client and Resolute.

(q)	“Person” means any natural person or incorporated or unincorporated entity.

(r)	“Predecessor Records” has the meaning set forth in Section 2.9(b).

(v)	“Prospectus” has the meaning set forth in Section 2.4(a).

(w)	“Registration Statement” means a registration statement filed under the Securities Act with respect to the Shares, as amended from time to time.

(x)	“Resolute” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

(y)	“SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

(z)	“Securities Act” means the Securities Act of 1933, as amended.

(aa)	“Servicing Agent” has the meaning in Section 2.3.

(bb)	“Services” means the services provided by Resolute to the Client set forth in Section 2.4.

(cc)
“Services Commencement Date” means, with respect to any Fund or Class thereof, (i) if the registration statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such registration statement is not effective as of the Effective Date, then the date such registration statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

(dd)	“Shareholder” means any Person that holds Shares of record.

(ee)	“Shares” has the meaning set forth in the preamble to this Agreement.

(ff)	“State” means any of the various states and territories of the United States.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2        Appointment. The Client hereby appoints Resolute to act as distributor for the period and on the terms set forth in this Agreement, and Resolute hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement, subject to applicable Laws, Organizational Documents and the current Registration Statement of the Client.

SECTION 2. OFFERING AND REDEMPTION OF SHARES; RESOLUTE’S DUTIES; OTHER RELATED TERMS AND CONDITIONS

2.1.        Offering of Shares.

(a)     Resolute shall act as the Client’s agent to offer, and to solicit and accept offers to subscribe to, unsold Shares of the Funds as shall then be effectively registered under the Securities Act.  Prior to the registration of the Shares under the Securities Act, and during any periods when there is no then-currently effective registration statement under the Securities Act, Resolute shall be allowed, to the extent permitted by applicable law, to act as Fund’s agent to solicit indications of interest in Shares of the Funds.  Resolute will promptly forward all orders and subscriptions to the Client, or its designated agent. The price at which Resolute shall offer the Shares shall be the net asset value per Share, determined as set forth in Section 2.1(b) hereof. The Client reserves the right to sell Shares directly to investors through subscriptions received by the Client.

(b)     The public offering price of the Shares of a Fund (i.e., the price per Share at which Resolute or Servicing Agents may offer or sell Shares to the public or to those persons eligible to invest in Shares as described in the applicable Prospectus) shall be the public offering price determined in accordance with the then-currently effective Prospectus of the Fund or Class thereof under the Securities Act relating to such Shares. The Client will advise Resolute of the net asset value per Share at each time as the net asset value per Share shall have been determined by the Client and at such other times as Resolute may reasonably request.

(c)     The net asset value per Share of each Fund or Class thereof shall be determined by the Client, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus in accordance with the method set forth in the Prospectus and guidelines established by the Client’s Governing Body.

(d)     The Client reserves the right to suspend the offering of Shares of a Fund or of any Class thereof at any time in the absolute discretion of their Governing Body, and upon notice of such suspension Resolute shall cease to offer Shares of the Funds or Classes thereof specified in the notice.

(e)     The Client, or any agent of the Client designated in writing to Resolute by the Client, shall be promptly advised by Resolute or Servicing Agents of all purchase orders for Shares received by Resolute or such Servicing Agents, and all such subscriptions for Shares obtained by Resolute as agent shall be directed to the Client or its agent for acceptance and shall not be binding until accepted by the Client. The Client, in its discretion, may refuse to accept any order for the purchase of shares that Resolute or Servicing Agents may tender to it. Resolute acknowledges that the Client may reject or refuse to accept or confirm orders or subscriptions from any person. The Client or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Client or its designated agent of payment thereof, will issue such Shares in uncertificated form (unless the Board of Trustees (the “Board”) of the Client determines to issue certificated Shares) pursuant to the instructions of Resolute.

(f)      None of Resolute, any Servicing Agent or any other person is authorized by the Client to give any information or to make any representations other than as is contained in a Fund’s Prospectus or any advertising materials or sales literature specifically approved in writing by the Client or its agents.

2.2.        Repurchase and Redemption of Shares.

(a)     Resolute will act as agent for a Fund in connection with the repurchase and redemption of Shares by the Fund upon the terms and conditions set forth in the Prospectus and applicable repurchase offer or as the Fund acting through its Board may otherwise direct. If a fee in connection with any repurchase offer is in effect, such fee will be paid to the Fund.  Resolute may employ such sub-agents, including one or more participating brokers or introducing brokers or other financial intermediaries, for such purposes as Resolute, in its discretion, shall deem to be advisable or desirable. The Fund has adopted certain fundamental policies to operate as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act; Resolute will act as agent for the Fund and take such actions and steps as are reasonably necessary to ensure that the Fund makes and conducts periodic repurchase offers in accordance with Rule 23c-3 and related policies adopted by the Fund. The Fund will take such steps as are commercially reasonable to track on a share-by-share basis the aging of its Shares for purposes of calculating any contingent deferred sales charges and/or redemption fees that may be in effect pursuant to the Prospectus.

(b)     Redemption of Shares or payment therefor may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Client of securities owned by a Fund is not reasonably practicable or it is not reasonably practicable for the Client fairly to determine the value of a Fund’s net assets, or during any other period when the SEC so requires or permits.

2.3.          Servicing Agents.

At the request of the Client, Resolute shall enter into agreements with securities dealers, depository institutions and other financial intermediaries (“Servicing Agents”) for the purpose of facilitating the offer, sale and redemption of Shares to or by Shareholders; provided, that the Client and the Client’s Adviser shall pre-approve the forms of agreements with Servicing Agents and shall have the right to approve any compensation set forth therein or any material changes from such pre-approved forms. Shares of each Fund or Class thereof shall be offered and resold by Servicing Agents only at the public offering prices and under the terms set forth in the Prospectus relating to the Shares. Within the United States, Resolute shall enter into Servicing Agent agreements only with members in good standing of FINRA or financial intermediaries otherwise exempt from registration as a broker-dealer for receiving transaction based compensation, such as banks and trust companies.

2.4.        Resolute’s Services and Duties; Exclusivity.

(a)     Resolute shall use best efforts to solicit orders to purchase Shares of each Fund upon the terms and conditions contained herein and in the then-current Prospectus. Resolute shall not be obligated to sell any specific number of Shares.

(b)      Resolute shall maintain its registration as a broker-dealer under applicable Laws. Resolute will notify the Client immediately if it ceases maintaining registration in advance of any required filing or renewal date.

(c)      In performing its services under this Agreement, Resolute shall comply with the requirements of the Securities Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other Federal and State Laws. Without limiting the generality of the foregoing, Resolute shall conform to the Conduct Rules and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares, as applicable.

(d)       Resolute shall, at the request of the Client, assist the Adviser to each Fund in obtaining additional agreements with broker-dealers and other financial intermediaries.

(e)      Nothing contained herein shall be construed to require Resolute to perform any service that could cause Resolute to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended.

(f)       Neither Resolute, nor any other person acting on behalf of Resolute is authorized to give any information or to make any representations other than as is contained in a Fund’s Prospectus, statement of additional information, or any advertising materials or sales literature specifically approved in writing by the Client or its agents.

(g)      Except as specifically set forth in this Agreement to the contrary, Resolute assumes no responsibility for compliance by the Client with any Laws applicable to the Client with which Resolute has no role in achieving compliance; and, notwithstanding any other provision of this Agreement to the contrary, Resolute assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Resolute with the Laws of any jurisdiction other than those of the United States and its territories.

(i)      Nothing contained in this Agreement shall require Resolute to perform any functions or duties on any weekend day or on any other day on which the Client does not accept subscriptions and tenders into repurchase offers for its Shares (a “Business Day”). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

(j)      Resolute shall be the exclusive representative of the Client to act as distributor of the Shares of the Funds and Classes, except that the rights given under this Agreement to Resolute shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or Class thereof; (ii) a Fund’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by a Fund’s shareholders of dividends or other distributions; or (iv) any other offering by the Client of securities to their shareholders.

(i)      Resolute agrees to cooperate with the Client or its agent in the development of all proposed advertisements and sales literature relating to each Fund (“Communications with the Public”).  Resolute agrees to review all proposed Communications with the Public for compliance with applicable Laws, and shall file with appropriate regulators those Communications with the Public it believes are in compliance with such Laws.  Resolute agrees to furnish to the Client any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.  The Client represents that it will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by Resolute.

(j)       Resolute shall prepare reports for the Client’s Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any payments made pursuant to written plans adopted in accordance with Rule 12b-1 under the 1940 Act (“Rule 12b-1 plans”) received by Resolute.  Resolute shall monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.

2.5.        Certain Documents; Changes in Law.

(a)      Contemporaneous with the Effective Date, the Client shall deliver to Resolute copies of the following documents: (i) the Client’s Organizational Documents; (ii) the Prospectuses for the Funds and Classes thereof (a “Prospectus”); and (iii) any relevant policies and procedures adopted by the Client pursuant to Rule 38a-1 of the 1940 Act that are applicable to the services provided by Resolute. The Client shall also deliver to Resolute: (x) a copy of the resolution of the Board appointing Resolute and authorizing the execution and delivery of this Agreement; and (y) any other documents, materials or information that Resolute shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(b)       Client shall deliver to Resolute as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.5(a).

(c)      In the event there is a change in Law related to or affecting the Services, Resolute shall begin performing new service(s) as soon as such change is effective or enforceable. If such new service(s) are materially different or more burdensome than the current level of service(s), the Parties shall agree to mutually acceptable policies and procedures for such new service(s).

2.6.         Reliance on Instructions, Documents and Advice.

(a)     With respect to the subject matter of this Agreement, Resolute may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client’s Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client).

(b)     Notwithstanding any other provisions of this Agreement to the contrary, Resolute shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Resolute reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Resolute reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Resolute may only rely on Instructions of the Client’s Governing Body or Authorized Persons.

(c)      Resolute may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, or any proceeding or resolution of the Client’s Governing Body or the Shareholders of the Client, unless and until Resolute receives written notice to the contrary from the Client’s Governing Body or an Authorized Person, and provided that Resolute makes reasonable inquiry into any instructions if Resolute has doubts regarding the intention of any instructions.

(d)      Absent specific written notice to the contrary, Resolute may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Client’s Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person’s authority upon delivery of written notice from a representative thereof to Resolute.

(e)        About any matter related to the Client or the Services, Resolute may apply to any Authorized Person for advice or Instructions.

(f)        Nothing in this Section 2.6 shall be construed as imposing on Resolute any obligation to seek advice or Instructions, or, subject to Section 3.l (b), to act in accordance with such advice or Instructions if and when received.

2.7.         Other Activities.

Resolute may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person.

2.8          Cooperation with Independent Auditors and Counsel.

Resolute shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9          Certain Responsibilities of the Client.

The Client agrees to:

(a)      Comply in all material respects with all applicable provisions of the 1940 Act, the Securities Act and all other Laws governing the issuance and sale of Shares or otherwise applicable to the Client and agrees to reasonably assist Resolute in complying with the Conduct Rules.

(b)       Prior to the Services Commencement Date, deliver or cause to be delivered to Resolute all books, records and other documents relating to the Client’s prior operations and service providers, if any, that, in Resolute’s reasonable opinion, are necessary for Resolute properly to provide the Services (collectively “Predecessor Records”).

(c)       Provide, and cause each other agent or service provider to the Client to provide, to Resolute all such information (and in such reasonable medium) that Resolute may reasonably request in connection with the Services and this Agreement.

(d)        Upon request, deliver to Resolute in advance of filing thereof with the SEC any relevant portions of the Registration Statement in order to permit Resolute and its agents to review and comment upon, at Resolute’s discretion, those portions thereof that describe Resolute and Resolute’s duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Resolute and such duties, obligations and indemnities in any Registration Statement without Resolute’s consent, which consent shall not be unreasonably withheld or delayed.

(e)        Upon request, furnish Resolute with copies of all financial statements and other documents to be delivered to shareholders or investors within a reasonable period of time prior to such delivery and shall furnish Resolute copies of all other financial statements, documents and other papers or information which Resolute may reasonably request for use in connection with the distribution of Shares. The Client shall make available to Resolute the number of copies of the Funds’ Prospectuses as Resolute shall reasonably request.

(f)         Cause the transfer agent for each Fund and Class, where necessary or appropriate, to provide Resolute with any information that may be necessary for Resolute to perform its duties under this Agreement.

(g)         Advise Resolute as soon as reasonably possible: (i) of the issuance by the SEC of any stop order suspending the effectiveness of the Client’s Registration Statement or any Prospectus or the initiation of any proceedings for that purpose; or (ii) of the happening of any material event which makes untrue any statement made in the Client’s Registration Statement or which requires the making of a change in either thereof in order to make the statements therein not misleading.

SECTION 3.  RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1           Predecessor Records; Ownership; Inspection; Successors.

(a)     Predecessor Records received by Resolute pursuant to Section 2.9(b) shall be the property of the Client. The Client and the Client’s authorized representatives shall have access to such Predecessor Records at all times during Resolute’s normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Predecessor Records shall be provided by Resolute, at the Client’s expense, to the Client or their authorized representatives.

(b)      If Resolute receives a request or demand from a third party to inspect any Predecessor Records, Resolute will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person about such inspection. Resolute shall abide by such Instructions for granting or denying the inspection; provided, that Resolute may grant the inspection without Instructions or in contravention of specific Instructions if Resolute is advised by counsel to Resolute or the Client that failure to do so is substantially likely to result in liability to Resolute; and provided, further, that in such event, Resolute shall endeavor promptly to advise the Client of such contrary advice, to the extent practicable in advance of any actual inspection.

(d)     Upon termination of this Agreement, Resolute shall, at the expense and direction of the Client, transfer to Client or any successor service provider all Predecessor Records in the electronic or other medium in which such material is then maintained by Resolute.

3.2           Proprietary Information of Resolute.

The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Resolute on databases under the control and ownership of Resolute or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Resolute or the third party. The Client agrees to treat all Proprietary Information as proprietary to Resolute and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Client of this confidentiality obligation would cause irreparable injury to Resolute.

3.3          Confidentiality.

(a)       Each Party (for purposes of this Section 3.3, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

(b)        Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(c)        Notwithstanding any provision of this Agreement to the contrary, Resolute may: (i) provide information to Resolute’s counsel and to Persons engaged by Resolute or the Client to provide services with respect to the Client; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the Services in the industry; (iii) identify the Client as a client of Resolute for Resolute’s sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that such approval shall not be unreasonably withheld or delayed.

(d)        Notwithstanding any provision of this Agreement to the contrary, Client may: (i) provide information to Client’s counsel and to Persons engaged by Client or Resolute to provide services with respect to Resolute; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the Services in the industry; (iii) identify Resolute as a service provider of Client; and (iv) provide information as approved by an Authorized Person, provided, that such approval shall not be unreasonably withheld or delayed.

(e)        Resolute acknowledges that certain Shareholder information made available by the Client to Resolute or otherwise maintained by Resolute under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, “Privacy Laws”). Resolute agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by Law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Resolute and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4.  RESPONSIBILITY OF RESOLUTE; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1.         Responsibility of Resolute; Limitations.

(a)        Resolute shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Resolute and the Client in a written amendment to this Agreement.

(b)       In performing the Services, Resolute (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6.

4.2          Indemnification; Notification of Claims.

(a)       Notwithstanding anything in this Agreement to the contrary, Resolute shall not be responsible for, and the Client shall on behalf of each applicable Fund or Class thereof, indemnify and hold harmless Resolute, its employees, directors, officers and managers and any person who controls Resolute within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act (for purposes of this Section 4.2(a), “Resolute Indemnitees”) from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character (including, but not limited to, direct and indirect reasonable reprocessing costs) arising out of or attributable to all and any of the following (for purposes of this Section 4.2(a), a “Resolute Claim”):

(i)
any material action (or omission to act) of Resolute or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Resolute, or its affiliates, of its duties and obligations under this Agreement;

(ii)
any untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in connection with the preparation of the Registration Statement or exhibits to the Registration Statement by or on behalf of Resolute;

(iii)	any material breach of the Client’s agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement; or

(iv)
the reliance on or use by Resolute or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any agent of the Client, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b).

(b)        Resolute will indemnify, defend and hold the Client and its several officers and members of their Governing Bodies and any person who controls the Client within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act (collectively, the “Client Indemnitees” and, with the Resolute Indemnitees, an “Indemnitee”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all and any of the following (for purposes of this Section 4.2(c), a “Client Claim” and, with a Resolute Claim, a “Claim”):

(i)
any material action (or omission to act) of Resolute or its agents taken in connection with this Agreement, provided that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Resolute, or its affiliates, of its duties and obligations under this Agreement.

(ii)
any untrue statement of a material fact contained in the Registration Statement or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in writing in connection with the preparation of the Registration Statement by or on behalf of Resolute; or

(iii)	any material breach of Resolute’s agreements, representations, warranties and covenants set forth in Section 2.4 and 5.1 hereof.

(c)         The Client or Resolute (for purpose of this Section 4.2(d), an “Indemnifying Party”) may assume the defense of any suit brought to enforce any Resolute Claim or Client Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the applicable Client, which consent shall not be unreasonably withheld or delayed.

(d)        An Indemnifying Party’s obligation to provide indemnification under this section is conditioned upon the Indemnifying Party receiving notice of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served. Such notice shall refer to the Person or Persons against whom the action is brought. The failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the Party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(e)       The provisions of this section and the Parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions obtained by Resolute. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

4.3        Other Liability-Related Matters. Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below:

(a)      Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

(b)	Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

(c)
No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

(d)	There are no third party beneficiaries of this Agreement;

(e)	Each Party shall have a duty to mitigate damages for which the other Party may become responsible; and

(f)
The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, Resolute shall look only to the assets and property of the Fund to which Resolute’ s rights or claims relate in settlement of such rights or claims; and

(g)
Each Party agrees promptly to notify the other Party(ies) of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of Resolute.  Resolute represents and warrants to the Client that:

(a)      It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Texas;

(b)      It is empowered under applicable Laws and by its Organizational Documents to enter into this Agreement and perform its obligations under this Agreement;

(c)      All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

(d)      It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(e)      This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Resolute, enforceable against Resolute in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f)       The performance by Resolute of its obligations under this Agreement does not and will not contravene any provision of its Organizational Documents;

(g)      It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by the rules and regulations of FINRA, and it will immediately notify the Client if any regulatory actions are instituted against it by the SEC or FINRA or its membership in FINRA or registration with any State is terminated or suspended.

5.2        Representations and Warranties of the Client.  The Client represents and warrants to Resolute that:

(a)       It is duly organized and existing and in good standing under the laws of the jurisdiction of their organization;

(b)       It is empowered under applicable Laws and by its Organizational Documents to enter into this Agreement and perform its obligations under this Agreement;

(c)       All requisite corporate or similar proceedings have been taken to authorize them to enter into this Agreement and perform their obligations under this Agreement.

(d)     This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(e)      With respect to all Shares from time to time being offered for sale to the public, a Registration Statement is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

(f)       The Registration Statement has been, and any amendment thereto will be, as the case may be, prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all material statements of fact contained or to be contained in the Registration Statement are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and the Registration Statement, when it shall become effective or be authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; and

(g)      It shall not file any amendment to the Registration Statement or Prospectuses without giving Resolute reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectuses, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

SECTION 6.  COMPENSATION AND EXPENSES

6.1	Compensation. Resolute shall be entitled to no compensation or reimbursement of expenses from Fund for the services provided by Resolute pursuant to this Agreement. Resolute will receive compensation from the Client’s Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Resolute.

6.2          Expenses.

(a)       The Client shall bear the cost and expenses: (i) of the registration of the Shares for sale under the Securities Act; (ii) conducting any repurchase offers for Shares of the Fund pursuant to Rule 23c-3 under the 1940 Act or otherwise; and (iii) of the registration or qualification of the Shares for sale under the securities laws of the various States;

(b)        Resolute shall pay all expenses relating to Resolute’s broker-dealer qualification. Resolute shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services, including a principal who will review and approve all Communications with the Public.  In addition, Resolute shall pay all FINRA filing fees in connection with the Communications with the Public .

6.3          Other Compensation. Notwithstanding anything in this Agreement to the contrary, Resolute and its affiliates may receive compensation or reimbursement from the Client and the Adviser with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ADDITIONAL FUNDS AND CLASSES

7.1.        Effectiveness. This Agreement shall become effective on March 1, 2018, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2.       Duration. This Agreement shall continue in effect with respect to the Client until June 30, 2019 and with respect to any new Fund added pursuant to Section 7.5 for two years from its Service Commencement Date.  Thereafter, unless terminated, this Agreement shall continue in effect provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act (and any related rules, order or interpretations), including as required pursuant to any Rule 12b-1 plan.

7.3.       Termination.

(a)    This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, (i) by the Client’s Governing Body or by a vote of a majority of the outstanding voting securities of the Fund or, with respect to each Class of a Fund for which there is an effective Rule 12b-1 plan, a majority of members of the Client’s Governing Body who do not have any direct or indirect financial interest in any such Rule 12b-1 plan or in any agreements related to the Rule 12b-1 plan, on sixty (60) days’ written notice to Resolute or (ii) by Resolute on sixty (60) days’ written notice to the Client.

(b)      This Agreement shall automatically terminate upon its assignment or upon the termination of Resolute’s membership in FINRA.

7.4          Survival. The provisions of Sections 2.6, 2.8, 3.1(c), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.5           Additional Funds and Classes.

(a)       In the event that the Client requests Resolute to provide services with respect to one or more additional funds and/or classes of the Client after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Client and Resolute.

(b)         In the event that after the Effective Date the Client liquidates one or more Funds and/or Classes or otherwise terminates this Agreement with respect to a Fund and its Classes, such Fund or Class shall from the date of such liquidation or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Client shall remain obligated pursuant to Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund and its Class(es), including any obligations that specifically survive the termination of this Agreement with respect to such Fund or Class.

SECTION 8. MISCELLANEOUS

8.1       Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Client may amend Schedule 2 as permitted by Section 2.6(d); and (ii) the Client and/or Resolute may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.5, amend Schedule 1 as permitted by Section 7.5.

8.2       Governing of Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws, principles and rules thereof.

8.3        Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4       Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5       Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6         Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7         Notices and Other Communications; Electronic Records.

(a)     Any notice required or permitted to be given hereunder by either Party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the Party giving such notice to the other party at the address furnished below unless and until changed by Resolute or Client, as the case may be. Notice shall be given to each Party at the following addresses:

If to Resolute:

Resolute Investment Distributors, Inc.
220 E. Las Colinas Blvd, Suite 1200
Irving, Texas 75039
Attn:  President
With a copy to General Counsel

If to Client:

American Beacon Sound Point Enhanced Income Fund
American Beacon Apollo Total Return Fund
220 E. Las Colinas Blvd., Suite 1200
Irving, Texas 75039
Attn:  President
With a copy to General Counsel

(b)       This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8        Interpleader. In the event of a dispute about any funds of the Client held by Resolute from time to time under this Agreement, Resolute or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Resolute for its reasonable costs and expenses related to any such action in interpleader.

8.9        Certain Terms. The terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

SECTION 9. ANTI-MONEY LAUNDERING COMPLIANCE

9.1         Resolute Anti-Money Laundering Program. Resolute hereby represents and warrants that it has implemented and enforces an anti-money laundering program (“AMLP”) that complies with laws, regulations and regulatory guidance applicable to Resolute, and includes, at a minimum:

(a)         written policies, procedures, and controls to detect and prevent money laundering, as appropriate to the nature of Resolute’ s business;

(b)         a designated compliance officer with sufficient authority to oversee the AML Program;

(c)         an ongoing training program for relevant FPS employees and associated persons; and

(d)         scheduled annual independent testing of FPS’ AML Program.

9.2       Delivery of Documents. Resolute agrees to furnish to the Client the following documents:

(e)      a copy of Resolute’s AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(f)       a copy of any deficiency letter sent by federal examination authorities concerning Resolute’s AMLP; and

(g)     periodically, upon request from the Client, a report on Resolute’s AMLP that includes a certification to the Client concerning Resolute’s implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to Resolute’s AMLP.

9.3.      Reports. Resolute agrees to provide periodic reports concerning its compliance with Resolute’s AMLP and/or the Client’s AML Program at such times as may be reasonably requested by the Client’s Board of Trustees or AML Compliance Officer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

AMERICAN BEACON SOUND POINT
ENHANCED INCOME FUND

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles Jr.
Title:	President

AMERICAN BEACON APOLLO TOTAL RETURN FUND

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles Jr.
Title:	President

RESOLUTE INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	Executive Vice President

List of Schedules and Appendices that are part of this Agreement:

Schedule 1	Funds and Classes of the Client

Schedule 2	Authorized Persons

DISTRIBUTION AGREEMENT

Schedule 1
Funds and Classes of the Client

Fund	Class
American Beacon Sound Point Enhanced Income Fund	Y
American Beacon Apollo Total Return Fund	Y

DISTRIBUTION AGREEMENT

Schedule 2
Authorized Persons

1.	Authorized Persons

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Resolute with respect to this Agreement:

Name	Title
Gene L. Needles	Chairman, President & CEO
Jeffrey K. Ringdahl	Executive Vice President
Brian E. Brett	Senior Vice President

2.	Change in Authorized Persons

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.